Exhibit 99.2

Clean Energy Fuels Corp.

Third Quarter 2007

November 12, 2007

Transcript of Earnings Call

Operator

[Introduction]

Ina McGuinness  — ICR, Inc. - IR Contact

Thank you. Earlier this afternoon, Clean Energy released financial results for the third quarter ended September 30, 2007. If you’ve not received the press release, it is available on the Investor Relations section of the Company’s website at www.cleanenergyfuels.com. This call is being webcast and a replay will be available on the Company’s website for 30 days.

Before we begin, we would like to remind you that except for the factual statements made herein, the information contained in this news release and conference call consists of forward-looking statements that involve risks and uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as believe, intends, expects, plans, anticipates and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not a guarantee of performance, and the Company’s actual results could differ materially from those contained in such statements.

Several factors that could cause or contribute to such differences are described in detail in the Risk Factors section of Clean Energy’s IPO prospectus filed with the SEC on May 25, 2007 and its June 30, 2007 10-Q filed with the SEC on August 14, 2007. These forward looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Participating on today’s call from the Company are President and Chief Executive Officer, Andrew Littlefair, and Chief Financial Officer, Rick Wheeler. And with that, I’d like to turn the call over to Andrew Littlefair.

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Thank you, Ina, and good afternoon, everyone. We’re pleased to have you join us for our second quarterly conference call since becoming a public company.

During this most recent quarter we have continued to expand the use of natural gas in vehicle fleets and grow our business. You know, in my 17 years in this industry, I have never seen a more favorable climate for supporting the increased use of natural gas as a fleet vehicle fuel. With today’s high oil prices, high diesel fuel prices, the nation’s focus on reducing imported oil, the global concerns about reducing carbon emissions, and the many state and federal initiatives in the works, this is a very good time to be in our business.

For the quarter, our revenues rose 31% to $29.2 million and we narrowed our loss per share to $0.03 per share during the period, which is down from $1.72 per share in the same period last year. If you take out our non-cash employee stock option compensation charges, we broke even for the quarter. And, of course, you know that we had derivative losses in the prior-year’s period due to our prior hedging practices and that we’ve moved away from doing that.

Our volume of LNG and CNG rose 10% quarter-over-quarter and rose 14% year-to-date. And it is important to recognize that our adjusted margin rose to $9.3 million, which calculates to about $0.47 per gallon. And Rick will review this in more detail later in the call.

This quarter we achieved a number of milestones. Recently, the ports of L.A. and Long Beach and the South Coast Air Quality Management District awarded $27 million to 10 trucking fleets. These funds will be used to purchase 158 LNG port trucks, which are expected to consume up to 3 million LNG gallons per year. These trucks will begin hitting the streets in a month or so and we anticipate we will fuel them all with our stations we are currently building.

Additionally, and I think very importantly, last week the ports of L.A. and Long Beach approved the progressive ban on older diesel trucks. It is anticipated the ban will begin on October 2008 and will require the replacement of approximately 9,000 diesel trucks by the time it is fully implemented within five years. This is another milestone in the implementation of the port’s clean air action plan and the clean truck program there.

Of these trucks, 5,300 are targeted to run on LNG. This plan is beneficial, of course, for Clean Energy due to our available supply of LNG to fuel the trucks and our station infrastructure that we are building at the ports.

To meet this demand as well as to serve trucking fleets in the Southwest, we have begun construction on California’s first large-scale LNG production plant, which is in the Mohave desert, approximately 75 miles northeast of L.A. The plant is designed to produce 160,000 gallons of LNG per day. And with increasing demand, we have designed the plant so that it can be expanded to produce up to 240,000 LNG gallons per day.

Similar to our Pickens plant in Texas, we will liquify pipeline gas at the plant for shipment to our customers in our fleet of 60 cryogenic tanker trailers. We anticipate that this plant will cost about $65 million and will begin production in the summer of 2008.

Additionally, based on our anticipated growth, we recently agreed to take 45,000 gallons of LNG a day from a plant to be constructed on the Arizona/California border by Spectrum Energy Services. We know that LNG is a very economic fuel and this agreement positions us to be prepared to capture its growing demand. We expect this plant to be completed in late 2008 or early 2009.

Recently in the news, Nike and Converse announced that they will be switching a significant portion of their container hauling fleet to LNG vehicles at the ports of L.A. and Long Beach. This is another example of very large companies realizing the economic and environmental benefits of LNG. We believe several other corporations will follow Nike and Converse’s lead and take steps not only to improve the environment, but to mitigate the economic risks of higher fuel costs associated with uncertain and rising oil prices.

Turning to new business, I’d like to speak about the growth in our core business. I am often asked about how many stations we are building. I think this is important. For 2007, by the end of the year, we anticipate we will have upgraded or built about 27 station projects. And we have another eight to ten projects in various stages of completion that will finish just shortly after the year-end.

To put this in perspective, our station activity in 2007 is 2.5 times what it was a year ago and five times what it was two years ago. During the third quarter, we added fueling services to several key customers. And to outline a few, we signed a five-year contract to supply the Metropolitan Transit District in Santa Cruz, California with clean-burning LNG to its growing fleet of natural gas buses.

In Oakland, we opened a public access CNG fueling station that we designed, built, and will maintain. This new station, which is the third of ours in the Oakland area, will be open 24/7 and will service vehicles that range from taxis, shuttle vans to transit buses and refuse trucks. This station is performing very well and underscores a wide range of vehicles using CNG.

In San Francisco, Yellow Cab started out the year with just a handful of natural gas taxis, and now has more than 80 taxis running on natural gas and is fueling them from the station that we built for them on their property.

At Los Angeles International Airport, we’ve recently increased the capacity of our station by 30% and are getting ready to add 25 more percent capacity to meet the demand. Much of the ground transportation for terminal buses and shuttle buses at Los Angeles International Airport are moving to natural gas.

Across the country, we’re working on proposals and agreements with a number of refuse companies. The refuse industry is increasingly deploying Natural Gas Vehicles following on the positive experience of refuse fleets in California and New York. In particular, during the quarter, we won a bid to build and operate a station for the city of San Antonio, and the city of Seattle just awarded a contract to one of their haulers requiring that 25% to 30% of the city’s fleet run on natural gas. And we recently set up a telemarketing operation internally to better penetrate refuse fleets across the country. We have high hopes for this effort.

The economics of using NGV’s and natural gas for refuse companies is overwhelmingly in our favor. And now more than ever we are seeing that fleet operators are beginning to understand these economic benefits. For example, a typical refuse operator can save between $7,500 and $10,000 a year on fuel costs alone with a truck that has a lifespan of 10 to 12 years.

On the international front, let me update you on our Peruvian joint venture. This JV was formed to develop compressed natural gas fueling stations in Peru as a result of the Peruvian government’s commitment to use natural gas as a transportation fuel. We are nearing completion on our first station there, which will be one of the largest natural gas fueling stations in the world. And we are excited about it. We will make an announcement in the very near future when that station is operational.

Growth in the overall NGV market remains robust. At the time of our IPO Roadshow in May, there were 5.7 million Natural Gas Vehicles worldwide. And today, that number is about — is believed to be about 7.2 million. We are regularly being presented with international opportunities and we will keep you updated as those unfold.

Legislative highlights. You know, legislatively in California, the Governor recently signed AB 118, which was the Speaker Nunez’s bill, which will appropriate about $200 million a year for 10 years to help fund the research for low carbon fuels and put vehicles, including Natural Gas Vehicles, on the road. In addition, the California Energy Commission recently approved its draft AB 1007 fuel diversity recommendations to the Legislature. These recommendations forecast a significant role for natural gas in the next few decades. In fact, they believe natural gas could account for up to 36% of the heavy-duty fleet market in California in the years ahead. So that’s pretty big.

At last count, 14 states are considering various climate change legislation in variations on California’s low carbon fuel standard. While it is too early to predict how this will all shape up, one thing is certain — natural gas is a low carbon fuel and should do very well.

Lastly, we get a lot of questions regarding the increasing spread between oil and natural gas. And as you know, petroleum has reached record high prices recently, with oil touching $98 a barrel last week. It is anticipated that worldwide petroleum demand could exceed the supply in the very near future. These macroeconomic trends make natural gas even more compelling, particularly for the high fuel-use fleets we serve.

Perhaps the most illustrative example of the economic benefits of natural gas at the pump was last week, where the national — nationwide average of price for diesel touched $3.30 per gallon, which is an all time high. While no national survey exists for natural gas prices, our public price for CNG in southern California last week was $2.54 per gallon, and our high volume fleets under long-term contract with Clean Energy paid even less. This spread should only help Clean Energy as petroleum demand soars while supply remains challenged.

I would now like to turn the call over to our CFO, Rick Wheeler, to give more detail on our financial results.

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

Thanks, Andrew, and hello, everyone. Our revenues increased, as Andrew said, 31% quarter-to-quarter to $29.2 million in the third quarter of 2007. Year-to-date, our revenues totaled $88 million, which is up from $64.8 million for the nine months ended September 30, 2006. One thing to remember, however, is our revenues are closely correlated to the price of natural gas because a significant portion of our fuel contracts are structured on an index plus margin basis. Because of this phenomenon, we also focus on our adjusted margins when assessing our financial results.

Our adjusted margin was $9.3 million for the third quarter of 2007, which compares with $4.4 million for the same quarter last year. Adjusted margin for the nine month period ended September 30, 2007 was $26.2 million, which is up from $12.9 million in the corresponding nine month period last year. For a complete description of our calculation of adjusted margin, please see our press release that we filed earlier today and which is also available on our website.

Our net loss for the third quarter of 2007 was $1.5 million, or $0.03 per share, which compares to a net loss of $58.8 million or $1.72 per share in the third quarter of 2006. Last year’s financial results include derivative losses from our prior hedging practices that we no longer engage in. Our net loss for the nine month period ended September 30, 2007 was $6 million or $0.15 per share, which compares to a net loss of $62.9 million or $2.04 per share last year.

If you were to add back our employee-related stock-based compensation charges net of their related income tax benefits to our GAAP net loss amounts, in the third quarter of 2007, we would have broken even and we would have lost $1.72 per share in the third quarter of 2006. Non-GAAP loss per share for the nine month period ended September 30, 2007 would have been $0.02 without the stock option charges, and our loss per share in the nine month period ended September 30, 2006 would have been $2.04.

As Andrew also mentioned, our volumes increased to 20 million gallons in the third quarter of 2007, which is up from the 18.2 million gallons we delivered in the third quarter of 2006. For the first nine months of 2007, we delivered 57.1 million gallons of fuel to our customers, which compares to 50.7 million gallons we delivered in the same period last year.

Lastly, let me just emphasize that our core business at Clean Energy is selling CNG and LNG vehicles fuel to fleet operators. The ancillary services we provide to our customers, such as building fueling stations and financing vehicle purchases, are done with the view of providing a turnkey solution to our customers in an effort to simplify and aid their conversion to a natural gas fueling solution. These additional services are provided to our customers in an attempt to ultimately drive our base business of selling fuel. As such, at our core, we are a natural gas fuel provider who provides other services in an effort to increase its fuel sales.

Now with that, I’d like to open the call to questions. Operator?

Operator

(OPERATOR INSTRUCTIONS). Rupert Merer, National Bank Financial.

Rupert Merer  — National Bank Financial - Analyst

Can you give us a little more color on your first station in Lima? Can you tell us what it might look like on the income statement over the next few quarters? And what the volume potential is for that station? I understand you can’t tell us exactly what the revenue will look like, but if you could give us an idea on how we will account for it on the income statement.

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Well, let me just talk about what’s going on down there a little bit, Rupert. We’ve been monitoring it closely. That station is just about finished. We are just waiting for the local gas utility to finish some of their local pipeline work, which should be done any time.

It’s going to be one of the largest stations; I think it’s probably the largest station in the world. It will have 24 hoses. It’s being designed that way, Rupert, because Lima is converting a couple of thousand vehicles a month right now and there’s lines up to two hours at some of these smaller natural gas fueling stations. So we are very excited about that.

We also have designed it with a significant space and dispensing operation for transit fleets because Lima is really pushing to do their buses. And if this pans out like we think — very large volume, very large volume at that station.

Without getting too — pinning things down too much on it, some of the largest stations down there are doing something on the order of 3,000 and 4,000 gallons a day, 5,000. I think this should end up doing triple. Rick may want to touch on the other part of your question.

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

Rupert, actually, the economics are very attractive down there. The Peruvian government has kind of set a tariff for natural gas prices to be used in natural gas vehicle applications. And we’re hopeful that we will actually do better than our $0.47 per — or our adjusted margin of $0.47 per gallon on those gallons. So, we’re hoping it’s very lucrative for us.

Rupert Merer  — National Bank Financial - Analyst

Fantastic. And there are plans for adding more stations at this point? Or you’re just in a sort of a holding pattern until the first station gets (multiple speakers) —

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Well, I think it was prudent for us to get the first one up and get it operating and we’re there. But we’ve hired — the JV’s hired a General Manager. We’ve already cited out two other locations. We’ve been meeting with some of the other station operators down there as well with an eye of maybe taking over some of that.

So, we — the plan was to get this one up and operating and feel comfortable. But we’ve been doing the ground work to expand. I mean, after all, we don’t want to have just one station in Lima, Peru. So, we will end up — if things go the way we think, we’ll end up with several stations there in ‘08.

Rupert Merer  — National Bank Financial - Analyst

Oh, great news. We look forward to that announcement. I’ll jump back in the queue now. Thanks, guys.

Operator

(OPERATOR INSTRUCTIONS).

Pearce Hammond  — Simmons & Company International - Analyst

You sound very confident as you look at the outlook for the Company and no doubt because of the spread between crude and natural gas. As you peer into 2008, do you think that we could see a decent acceleration on the volume ramp, sort of year-over-year? I’m not trying to pin you down on your ‘08 guidance, but if you can give us a sense of some of these customers on the refuse side, or wherever, how they may be coming to fruition from a timing (multiple speakers) —

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Sure, let me speak about volume. Because you know we — we’ve traditionally, the volume of this quarter is probably just a little bit lower than what we traditionally see. And, of course, we believe the volume going forward should be at a minimum, our historical volume around 20-some odd percent, but it should be — accelerate from there.

But let me just talk a little bit about volume. Because the way I see the volumes right now in today’s report, it’s sort of good news and slow news. And the good news is, everything that we look at and we now have — we increased our sales staff this year, in the last half of this year, by 35%. So we got more guys — more men and women out on the streets than we ever had. And we have more — literally hundreds of deals that are sort of in various — in progress.

However, if there’s kind of the slow news in this last bit, it was that a couple of the very large projects that we had, the port of L.A. and a couple of others that I’m not going to be specific on right now have just slipped a bit. And so I think when those pop back in, you’re going to see us back to our historical numbers. And I think in ‘08 it appears, without getting specific on a number, you’ll see the numbers come up above historic.

Because I really do see a — the macroenvironment for our deal has never been better, as I said on the outset of this call. And so the refuse market, we’re literally the four guys before companies from Vermont to the northwest to the southeast. And it is because of the economics today are really beginning to make sense to people.

Pearce Hammond  — Simmons & Company International - Analyst

Great. Thank you very much. And then, Andrew, if you can provide an update on the VETC and what you see happening in Washington right now.

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Sure. The VETC, it’s a little murky there in D.C. right now. And I think most of you on the call know that we opened a — just to formalize our D.C. operation, we opened a federal office there to coordinate our government affairs people there. I’m very pleased with that because it will help us, because we have such a good story to tell up there.

But on VETC, you know that the VETC and various pieces of the energy bill on the Senate side, it was — they had thought about extending it for a couple years. Not so on the House side. I think — in fact, the papers are loaded with stuff talking about it today; the Wall Street Journal is. I think the House is going to kind of muddle through on an energy bill. And I’m not sure it is going to contain a VETC extension.

On the other hand, the farm bill on the Senate side right now does have an extension of the VETC for about 14 months, I believe. And farm bills have this way of getting passed. And so watch for the farm bill.

But I guess, Pearce, the way I look at VETC is we’re in there lockstep with our ethanol friends and biodiesel crowd. And the truth is that some of those alternative fuel providers, they really need the VETC. Obviously we like the VETC. It’s good for us, it’s good for our customers. But our economic model isn’t solely based on it. And that’s really not the case with some of the others. So that’s my way of saying I believe the VETC will get extended and when it gets extended for the others, it will get extended for us too.

Pearce Hammond  — Simmons & Company International - Analyst

Great. Thank you much. I’ll get back in queue.

Operator

Rupert Merer, National Bank Financial.

 Rupert Merer  — National Bank Financial - Analyst

The SG&A expenses were up last quarter from two quarters ago. Is this the run rate that we can expect going forward at this point? About $9.5 million, I think?

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

That’s a good question. Obviously it is up but we look at that and we kind of manage that as best we can. Obviously, with the stock-based compensation charges in there, that’s a number that’s subject to fluctuation. We basically know how much it is going to be for our existing options, but to the extent that we grant more options as we hire additional people, obviously there’d be more charges coming.

The other wild card in there is Sarbanes-Oxley, which we have to be compliant with at the end of next year. That’s obviously going to cost us some money to make that happen. I’m not sure what that’s going to be but it will be expensive.

Rupert Merer  — National Bank Financial - Analyst

So it could be a little lumpy —?

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

(multiple speakers) some kind of one-time reserves and charges in there that I think will not be showing up in the coming years. The other thing that’s kind of a wild card is how much money we spend in the legislative world as we try and make sure legislation gets passed appropriately and natural gas gets included appropriately in various legislative issues that are out there.

So, the long and the short of it is, I think the third quarter number, this quarter is probably a little heavy if you were to analyze it — or annualize it. And if you were to take the three-quarter number and annualize that, probably end up in the middle somewhere. Next year would be my best guess.

Rupert Merer  — National Bank Financial - Analyst

Okay, great. And then one other — can you give us an update on your outstanding liability for fixed-price contracts and what the change was in that liability over the quarter?

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

Sure. The nice thing is it went down significantly. There’s two things going on there — A, as every quarter drops off, obviously I’ve delivered my volumes under those contracts and the pure volume subject to those contracts is going down. The other thing that’s really helping us is that the price of natural gas is dropping significantly, or has recently, to the point where in the Rocky Mountain region where we pull a lot of our gas for the lot of our LNG contracts that are in this fixed-price bucket, we were paying, I think, $1.80 one month during the quarter. So that’s obviously very helpful.

I think a number is — the tail on those fixed-price contracts at 9/30/07 was between $5 million and $6.2 million. So the nice thing about that too is please keep in mind, is that all runs out at the end ‘08, the biggest component of that is the contract we have for an LNG delivery to a Municipal Transit customer in Phoenix. That expires in June of ‘08. And there’s two other big ones that really drive that number that expire in December of ‘08. So the nice thing is by the end of next year, that we’ll have essentially run its course and we will be done with that. So, we’re hopeful that gas costs stay where they are and we’ll basically be out of that world pretty soon.

Rupert Merer  — National Bank Financial - Analyst

Oh, great. Thanks very much.

Operator

Pearce Hammond, Simmons and Company.

Pearce Hammond  — Simmons & Company International - Analyst

And Rick, on the modeling question, how should we think about the tax expense moving forward?

Rick Wheeler  — Clean Energy Fuels Corp. - CFO

Tax expense is a little odd this year. Because we’re in the AMT world. And you’ll see in our quarterly number that we have a charge this quarter when we actually have pre-tax losses. The reason for that is the AMT situation we’re in relative to the change and how we’re accounting for our hedge contracts from a historical perspective that were related to future’s contracts, related to future periods.

Now the nice thing is, is that tax credit in the AMT world will create a tax carryforward that we will be able to use in the future. But because we’re fully reserved on a valuation allowance right now, we couldn’t allow for that. So that is why it is showing up as an expense in our P&L this quarter.

The long and short of it this period this year is a little odd because we’re in this AMT world. Going forward, we have that NOL which will essentially offset — I think we have about $49 million to carry forward into future periods. So, we in theory shouldn’t have — be paying taxes going forward for several years. And the one thing that’s going to complicate that is our business model unfolds and as we start making money, that valuation allowance we have on there is going to start coming off. So we in theory should have some pretty significant benefits in our income tax line in the coming years.

So the long and short of it, it is going to be complicated and there’s a lot of different variables and factors in there that we’ll just have to kind of help you decipher through. But the important thing is we have a $49 million NOL that will keep us from paying cash taxes for a long time into the future.

Pearce Hammond  — Simmons & Company International - Analyst

Okay, great. Thank you. And then, Andrew, the stats you threw out, I thought was pretty intriguing that six months ago when you were doing the Roadshow there is 5.7 million NGV’s worldwide and there’s about 7.2 million now. Is the Peruvian venture — is that a template you can stamp out to other markets? I know you went to China not too many months ago. How do you see some of these international markets? Or are they just in general harder to play? Or again, do you have a template you can stamp?

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Well, I think there is a template. I mean, we understand the part of the business that we do well. And the kinds of fleets that we serve. You know, it’s interesting around the world a lot of the early natural gas vehicles is light-duty. For the same reasons light-duty has made sense, you’ll see the heavy-duty kick in. And we’re starting to see that in certain places; some LNG and some heavy-duty vehicles in other markets. We understand that game very well. And we’ve had several players, a couple in China, actually come look to us because they see us as really the largest, the world leader at it. So we obviously like that position.

We’ve got to get our arms around a few of those. But there are some markets I would say are probably easier for us to participate in than others. But there is tremendous growth right now happening in China. There is I think the beginning of big growth in Australia. We will see some begin to happen in the UK.

And then there are other markets that I think, just from my point of view, from Clean Energy’s point of view, might be more difficult. But Indian, I think India added almost 400,000 or 500,000 vehicles here in the last bit. But there’s India and there’s Pakistan and there’s Russian and those places. Some markets will be easier for us than others. And we’re on it. We think we have — we now we understand the business and I think we can probably joint venture with some other companies along the way to expand in those markets.

Pearce Hammond  — Simmons & Company International - Analyst

Great. And then on LNG supply with the Spectra Energy announcement, is that a reflection that you have to be proactive in this markets to sort of jump ahead because of the tightness of LNG supply?

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

I think that’s right, Pearce. We see the market — we look out there then we check our backlog. We know by the fleets that we’re working with, it takes awhile to bring this kind of volume on. And so we’re out there ahead knowing that we are going to need the volume.

Pearce Hammond  — Simmons & Company International - Analyst

Great. Thank you very much.

Operator

Thank you. And at this time, it appears we have no further questions. I’d like to turn the program back over to today’s presenters for any additional or closing comments.

Andrew Littlefair  — Clean Energy Fuels Corp. - President and CEO

Well, thank you and thank you all for participating and for following Clean Energy. As I said earlier, the environment for natural gas as a vehicle fuel has never been better. And we look forward to updating and reporting on our progress to you as we go along. Thank you very much for participating on the call. Good day.

Operator

That does conclude today’s call. You may disconnect your lines at this time.